EXHIBIT 10.2

PROMISSORY NOTE

$3,000,000	Effective as of December 1 2006
Tulsa, Oklahoma

FOR VALUE RECEIVED, the undersigned, CHATSWORTH DATA CORPORATION, a California corporation, ("Maker" or “Borrower”), promises to pay to the order of BANK OF OKLAHOMA, N.A. ("Lender"), at its offices in Tulsa, Oklahoma, the principal sum of THREE MILLION AND NO/100 DOLLARS ($3,000,000) or, if less, the aggregate sum of advances made by Lender to Maker under the Revolving Credit Agreement ("Credit Agreement") between Maker and Lender dated of even date herewith, payable as follows:

a.	Principal. Principal shall be payable on November 30, 2007.

b.
Interest. Interest shall be payable on the last day of each month, commencing the last day of December, 2006, and at maturity. Interest shall accrue on the principal balance outstanding hereunder and on any past due interest hereunder at a rate at all times equal to the Prime Rate plus the Margin.

“Margin” means:

Tier	Funded Debt to EBITDA	Margin
I	< 2.0	minus 0.50%
II	> 2.0x but < 3.0x	0.00%
III	>3.0x	plus 0.50%

The Margin shall be determined in accordance with the foregoing table based on the Funded Debt to EBITDA ratio as reflected in the then most recent Financials. Adjustments, if any, to the Margin shall be effective the first day of the first full month ("Effective Date") after Bank has received the applicable Financials. If the Borrower fails to deliver the Financials to Bank at the time required pursuant to Section 6.7, then the Margin shall be the highest Margin set forth in the foregoing table until the Effective Date.

The term “Financials” means the annual financial statements and Compliance Certificate delivered to Lender pursuant to the Credit Agreement.

For the quarterly period following the execution date of the Credit Agreement, the Margin shall be deemed to be plus 0.50% (Tier III). Thereafter, the Margin shall be determined in accordance with the foregoing table based on the Funded Debt to EBITDA ratio.

“Prime Rate” means a rate which is subject to change from time to time based on changes in an index which is the BOKF National Prime Rate, described as the rate of interest set by BOK Financial Corporation, in its sole discretion, on a daily basis as published by BOK Financial Corporation (“BOKF”) from time to time (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (A) increase Borrower’s payments to ensure Borrower’s loan will pay off by its original final maturity date, (B) increase Borrower’s payments to cover accruing interest, (C) increase the number of Borrower’s payments, and (D) continue Borrower’s payments at the same amount and increase Borrower’s final payment.

If any payment shall be due on a Saturday or Sunday or upon any other day on which state or national banks in the State of Oklahoma are closed for business by virtue of a legal holiday for such banks, such payment shall be due and payable on the next succeeding banking day and interest shall accrue to such day. All interest due hereon shall be computed on the actual number of days elapsed (365 or 366).

Terms used herein shall have the meaning given in the Credit Agreement, unless otherwise defined herein.

All payments under this Note shall be made in legal tender of the United States of America or in other immediately available funds at Lender's office described above, and no credit shall be given for any payment received by check, draft or other instrument or item until such time as the holder hereof shall have received credit therefor from the holder's collecting agent or, in the event no collecting agent is used, from the bank or other financial institution upon which said check, draft or other instrument or item is drawn.

From time to time the maturity date of this Note may be extended or this Note may be renewed, in whole or in part, or a new note of different form may be substituted for this Note and/or the rate of interest may be changed, or changes may be made in consideration of loan extensions, and the holder, from time to time, may waive or surrender, either in whole or in part, any rights, guarantees, security interests or liens given for the benefit of the holder in connection herewith; but no such occurrences shall in any manner affect, limit, modify or otherwise impair any rights, guarantees or security of the holder not specifically waived, released or surrendered in writing, nor shall any maker, guarantor, endorser or any person who is or might be liable hereon, either primarily or contingently, be released from such liability by reason of the occurrence of any such event. The holder hereof, from time to time, shall have the unlimited right to release any person who might be liable hereon; and such release shall not affect or discharge the liability of any other person who is or might be liable hereon.

If any payment required by this Note to be made is not made within five (5) days when due, or if any default occurs under any loan agreement or under the provisions of any mortgage, security agreement, assignment, pledge or other document or agreement which provides security for the indebtedness evidenced by this Note, the holder hereof may, subject to the Notice and Cure (defined in the Credit Agreement) at its option, without notice or demand, declare this Note in default and all indebtedness due and owing hereunder immediately due and payable. Interest from the date of default on such principal balance and on any past due interest hereunder shall accrue at the rate of two percent (2%) per annum above the nondefault interest rate accruing hereunder. The Maker and any endorsers, guarantors and sureties hereby severally waive protest, presentment, demand, and notice of protest and nonpayment in case this Note or any payment due hereunder is not paid when due; and they agree to any renewal, extension, acceleration, postponement of the time of payment, substitution, exchange or release of collateral and to the release of any party or person primarily or contingently liable without prejudice to the holder and without notice to the Maker or any endorser, guarantor or surety. Maker and any guarantor, endorser, surety or any other person who is or may become liable hereon will, on demand, pay all costs of collection, including reasonable attorney fees of the holder hereof in attempting to enforce payment of this Note and reasonable attorney fees for defending the validity of any document securing this Note as a valid first and prior lien.

Upon the occurrence of any default hereunder, Lender shall have the right, immediately and without further action by it, to set off against this Note all money owed by Lender in any capacity to the Maker or any guarantor, endorser or other person who is or might be liable for payment hereof, whether or not due, and also to set off against all other liabilities of Maker to Lender all money owed by Lender in any capacity to Maker; and Lender shall be deemed to have exercised such right of setoff and to have made a charge against such money immediately upon the occurrence of such default even though such charge is made or entered into the books of Lender subsequently thereto.

The holder of this Note may collect a late charge not to exceed an amount equal to five percent (5%) of the amount of any payment which is not paid within ten (10) days from the due date thereof, for the purposes of covering the extra expenses involved in handling delinquent payments. This late charge provision shall not be applicable in the event the holder hereof, at its option, elects to receive interest at the increased rate as provided hereunder in the event of default.

This Note is given for an actual loan of money for business purposes and not for personal, agricultural or residential purposes, and is executed and delivered in the State of Oklahoma and shall be governed by and construed in accordance with the laws of the State of Oklahoma.

CHATSWORTH DATA CORPORATION

By	/s/ J. Stewart Asbury, III
J. Stewart Asbury, III, President